Exhibit 99.1

Armstrong World Industries Reports

Second-Quarter 2024 Results

•
Net sales up 12% on solid Mineral Fiber AUV growth and Architectural Specialties' acquisitions
•
Operating income increased 9% and diluted net earnings per share increased 12%
•
Adjusted EBITDA up 13% and adjusted diluted net earnings per share up 17%
•
Raising full-year 2024 guidance

(All comparisons versus the prior year period unless otherwise stated)

LANCASTER, Pa., July 30, 2024 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported record second-quarter 2024 financial results highlighted by strong sales and earnings growth.

“With double digit net sales growth and record earnings, our second-quarter results further demonstrate the resilience of our business model and the strength of our growth initiatives,” said Vic Grizzle, President and CEO of Armstrong World Industries. “As market demand stabilizes, we also are continuing to see the benefits from our balanced set of end-markets and the consistent operational execution of our teams. With our team’s relentless focus on Mineral Fiber Average Unit Value improvement, market-driven innovation, operational excellence and Architectural Specialties expansion, we expect to continue delivering consistent top-line growth with robust EBITDA margins.”

Second-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2024	2023	Change
Net sales	$365.1	$325.4	12.2%
Operating income	$95.0	$87.0	9.2%
Operating income margin (Operating income as a % of net sales)	26.0%	26.7%	(70)bps
Net earnings	$65.9	$60.2	9.5%
Diluted net earnings per share	$1.50	$1.34	11.9%

Additional Non-GAAP* Measures
Adjusted EBITDA	$125	$111	12.5%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	34.3%	34.2%	10bps
Adjusted net earnings	$71	$62	14.7%
Adjusted diluted net earnings per share	$1.62	$1.38	17.4%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Second-quarter 2024 consolidated net sales increased 12.2% from prior-year results, driven by higher volumes of $27 million and favorable Average Unit Value (dollars per unit sold, or "AUV") of $13 million. Architectural Specialties net sales increased $24 million and Mineral Fiber net sales increased $16 million. Architectural Specialties segment net sales improved primarily from a $20 million contribution from our April 2024 acquisition of 3form, LLC ("3form")

and our October 2023 acquisition of BOK Modern, LLC ("BOK"). The increase in Mineral Fiber net sales was primarily driven by favorable AUV and, to a lesser extent, higher sales volumes.

Consolidated operating income increased 9.2% in the second quarter of 2024 primarily due a $17 million margin benefit from higher sales volumes and a $9 million benefit from favorable AUV. These benefits were partially offset by an $18 million increase in selling, general and administrative (“SG&A”) expenses due to the impact of acquisitions and an increase in Mineral Fiber SG&A expenses.

Second-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2024	2023	Change
Net sales	$250.2	$234.0	6.9%
Operating income	$81.7	$75.5	8.2%
Adjusted EBITDA*	$104	$95	10.4%
Operating income margin	32.7%	32.3%	40bps
Adjusted EBITDA margin*	41.7%	40.4%	130bps

Mineral Fiber net sales increased 6.9% in the second quarter of 2024 due to $13 million of favorable AUV and $3 million of higher sales volumes. The improvement in AUV was driven primarily by favorable like-for-like price, with a modest contribution from favorable mix. The second quarter increase in volumes was primarily driven by stabilizing demand and the benefit from growth initiatives compared to the prior-year period.

Mineral Fiber operating income increased in the second quarter of 2024 primarily due to a $9 million benefit from favorable AUV, a $3 million decrease in manufacturing and input costs, a $2 million increase from higher sales volumes and a $2 million increase in WAVE equity earnings. These benefits were partially offset by a $9 million increase in SG&A expenses, driven primarily by $3 million of higher incentive compensation, an increase in employee costs due to inflationary pressures, accruals for environmental remediation matters and higher depreciation and amortization.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2024	2023	Change
Net sales	$114.9	$91.4	25.7%
Operating income	$14.2	$12.2	16.4%
Adjusted EBITDA*	$21	$17	25.1%
Operating income margin	12.4%	13.3%	(90)bps
Adjusted EBITDA margin*	18.4%	18.5%	(10)bps

Second-quarter 2024 Architectural Specialties net sales increased 25.7% from prior-year results, driven primarily by a $20 million contribution 3form and BOK, and to a lesser extent, increased custom project net sales.

Architectural Specialties operating income increased in the second quarter of 2024 primarily due to a $14 million margin benefit from increased sales, driven primarily by the acquisitions of 3form and BOK, and partially due to improved project margins. This increase was partially offset by an $9 million increase in SG&A expenses, primarily due to the acquisitions of 3form and BOK as well as a $3 million increase in manufacturing costs. The decline in segment operating income margin was solely driven by the acquisitions of 3form and BOK.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the second quarter of 2024 and 2023.

Cash Flow

Year to date cash flows from operating activities in 2024 decreased $10 million in comparison to the prior-year period, while cash flows from investing activities decreased $75 million versus the prior-year period. The change in operating cash flows was driven by higher cash earnings offset by unfavorable working capital changes, most notably timing-related changes in receivables, and an increase in cash paid for income taxes. The decrease in investing cash flows was primarily due to the acquisition of 3form, partially offset by lower purchases of property, plant and equipment.

Share Repurchase Program

During the second quarter of 2024, we repurchased 0.1 million shares of common stock for a total cost of $10 million, excluding the cost of commissions and taxes. As of June 30, 2024, there was $692 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorization and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through June 30, 2024, we have repurchased 14.4 million shares under the Program for a total cost of $1,008 million, excluding commissions and taxes.

Updating 2024 Outlook

“Given our solid second quarter performance and improved line of sight for the full year, we are increasing our guidance for all key metrics,” said Chris Calzaretta, AWI Senior Vice President and CFO. “We now expect operating conditions in the second half of the year to be similar to the first half. With this backdrop, we expect to expand Adjusted EBITDA margin at the total company level and we will continue our disciplined deployment of capital to create value for shareholders.”

		For the Year Ended December 31, 2024
(Dollar amounts in millions except per-share data)	2023 Actual	Current Guidance			VPY Growth %
Net sales	$1,295	$1,415	to	$1,440	9%	to	11%
Adjusted EBITDA*	$430	$474	to	$486	10%	to	13%
Adjusted diluted net earnings per share*	$5.32	$6.00	to	$6.15	13%	to	16%
Adjusted free cash flow*	$263	$288	to	$300	10%	to	14%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss second-quarter 2024 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended June 30, 2024, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,500 employees and a manufacturing network of 19 facilities, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has delivered products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, wellbeing and sustainability in mind.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2024, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$365.1	$325.4	$691.4	$635.6
Cost of goods sold	215.8	201.4	417.8	399.5
Gross profit	149.3	124.0	273.6	236.1
Selling, general and administrative expenses	79.9	61.9	145.6	124.6
Loss related to change in fair value of contingent consideration	0.7	-	0.4	-
Equity (earnings) from unconsolidated affiliates, net	(26.3)	(24.9)	(53.5)	(45.7)
Operating income	95.0	87.0	181.1	157.2
Interest expense	11.1	9.2	20.1	17.9
Other non-operating (income), net	(3.2)	(2.2)	(6.3)	(4.6)
Earnings before income taxes	87.1	80.0	167.3	143.9
Income tax expense	21.2	19.8	41.5	36.4
Net earnings	$65.9	60.2	$125.8	$107.5

Diluted net earnings per share of common stock	$1.50	$1.34	$2.86	$2.38
Average number of diluted common shares outstanding	44.0	45.0	44.0	45.2

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Mineral Fiber	$250.2	$234.0	$489.8	$462.4
Architectural Specialties	114.9	91.4	201.6	173.2
Total net sales	$365.1	$325.4	$691.4	$635.6

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Segment operating income (loss)
Mineral Fiber	$81.7	$75.5	$160.9	$139.3
Architectural Specialties	14.2	12.2	21.9	19.4
Unallocated Corporate	(0.9)	(0.7)	(1.7)	(1.5)
Total consolidated operating income	$95.0	$87.0	$181.1	$157.2

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	June 30, 2024	December 31, 2023
Assets
Current assets	$351.2	$313.0
Property, plant and equipment, net	599.3	566.4
Other non-current assets	869.7	793.0
Total assets	$1,820.2	$1,672.4
Liabilities and shareholders’ equity
Current liabilities	$200.0	$194.5
Non-current liabilities	951.2	886.1
Shareholders' equity	669.0	591.8
Total liabilities and shareholders’ equity	$1,820.2	$1,672.4

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Six Months Ended June 30,
	2024	2023
Net earnings	$125.8	$107.5
Other adjustments to reconcile net earnings to net cash provided by operating activities	3.6	(0.8)
Changes in operating assets and liabilities, net	(45.7)	(12.8)
Net cash provided by operating activities	83.7	93.9
Net cash (used for) investing activities	(81.4)	(6.0)
Net cash provided by (used for) financing activities	1.1	(92.6)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.3
Net increase (decrease) in cash and cash equivalents	2.8	(4.4)
Cash and cash equivalents at beginning of year	70.8	106.0
Cash and cash equivalents at end of period	$73.6	$101.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The deferred compensation accruals were for cash and stock awards that are recorded over each award's respective vesting period, as such payments were subject to the sellers’ and employees’ continued employment with the Company. The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2024. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$365	$325	$691	$636

Net earnings	$66	$60	$126	$108
Add: Income tax expense	21	20	42	36
Earnings before income taxes	$87	$80	$167	$144
Add: Interest/other income and expense, net	8	7	14	13
Operating income	$95	$87	$181	$157
Add: RIP expense (1)	1	1	1	1
Add: Acquisition-related impacts (2)	2	1	2	3
Add: Cost reduction initiatives	-	-	-	3
Add: WAVE pension settlement (3)	1	-	1	-
Add: Environmental expense	1	-	1	-
Adjusted operating income	$100	$89	$186	$164
Add: Depreciation and amortization	25	22	50	43
Adjusted EBITDA	$125	$111	$236	$207

Operating income margin	26.0%	26.7%	26.2%	24.7%
Adjusted EBITDA margin	34.3%	34.2%	34.1%	32.6%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$250	$234	$490	$462

Operating income	$82	$76	$161	$139
Add: Acquisition-related impacts (1)	1	-	-	-
Add: Cost reduction initiatives	-	-	-	3
Add: WAVE pension settlement (2)	1	-	1	-
Add: Environmental expense	1	-	1	-
Adjusted operating income	$85	$76	$164	$142
Add: Depreciation and amortization	20	19	40	37
Adjusted EBITDA	$104	$95	$203	$179

Operating income margin	32.7%	32.3%	32.9%	30.1%
Adjusted EBITDA margin	41.7%	40.4%	41.5%	38.6%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration.

(2) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$115	$91	$202	$173

Operating income	$14	$12	$22	$19
Add: Acquisition-related impacts (1)	1	1	1	3
Adjusted operating income	$15	$14	$23	$22
Add: Depreciation and amortization	6	3	10	6
Adjusted EBITDA	$21	$17	$33	$29

Operating income margin	12.4%	13.3%	10.9%	11.2%
Adjusted EBITDA margin	18.4%	18.5%	16.5%	16.5%

(1) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating (loss)	$(1)	$(1)	$(2)	$(2)
Add: RIP expense (1)	1	1	1	1
Adjusted operating (loss)	$-	$-	$(1)	$-
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$57	$68	$84	$94
Net cash (used for) investing activities	(87)	(5)	(81)	(6)
Net cash (used for) provided by operating and investing activities	$(30)	$63	$2	$88
Add: Cash paid for acquisitions, net of cash acquired and investment in unconsolidated affiliate	94	10	99	10
Add: Arktura deferred compensation (1)	-	-	6	-
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	-	5
(Less): Proceeds from sale of facility (2)	(2)	-	(2)	-
Adjusted Free Cash Flow	$62	$73	$105	$103

(1) Deferred compensation and contingent consideration payments related to 2020 acquisitions and were recorded as components of net cash provided by operating activities.

(2) Proceeds related to the sale of Architectural Specialties design center.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2024		2023		2024		2023
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$66	$1.50	$60	$1.34	$126	$2.86	$108	$2.38
Add: Income tax expense	21		20		42		36
Earnings before income taxes	$87		$80		$167		$144
(Less): RIP (credit) (1)	-		-		-		(1)
Add: Acquisition-related impacts (2)	2		1		2		3
Add: Acquisition-related amortization (3)	3		1		5		3
Add: Cost reduction initiatives	-		-		-		3
Add: WAVE pension settlement (4)	1		-		1		-
Add: Environmental expense	1		-		1		-
Adjusted net earnings before income taxes	$94		$83		$176		$151
(Less): Adjusted income tax expense (5)	(23)		(20)		(44)		(38)
Adjusted net earnings	$71	$1.62	$62	$1.38	$132	$3.00	$113	$2.50
Adjusted diluted EPS change versus prior year		17.4%				20.0%

Diluted shares outstanding		44.0		45.0		44.0		45.2
Effective tax rate		24%		25%		25%		25%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

(5) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2024
	Low		High
Net earnings	$254	to	$257
Add: Income tax expense	85		87
Earnings before income taxes	$339	to	$344
Add: Interest expense	40		42
Add: Other non-operating (income), net	(12)		(11)
Operating income	$367	to	$375
Add: RIP expense (1)	2		2
Add: Acquisition-related impacts (2)	2		2
Add: Environmental expense	1		1
Add: WAVE pension settlement (3)	1		1
Adjusted operating income	$374	to	$380
Add: Depreciation and amortization	100		106
Adjusted EBITDA	$474	to	$486

(1) RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(3) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2024
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$254	$5.76	to	$257	$5.87
Add: Income tax expense	85			87
Earnings before income taxes	$339		to	$344
Add: RIP (credit) (2)	(2)			(1)
Add: Acquisition-related amortization (3)	11			12
Add: Acquisition-related impacts (4)	2			2
Add: Environmental expense	1			1
Add: WAVE pension settlement (5)	1			1
Adjusted earnings before income taxes	$352		to	$358
(Less): Adjusted income tax expense (6)	(88)			(89)
Adjusted net earnings	$264	$6.00	to	$269	$6.15

(1) Adjusted diluted EPS guidance for 2024 is calculated based on approximately 44 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third party professional fees and changes in fair value of contingent consideration.

(5) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

(6) Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2024
	Low		High
Net cash provided by operating activities	$171	to	$183
Add: Return of investment from joint venture	94		104
Add: Cash paid for acquisitions, net of cash acquired and investment in unconsolidated affiliate	99		99
Add: Arktura deferred compensation (1)	6		6
(Less): Proceeds from sale of facility (2)	(2)		(2)
Adjusted net cash provided by operating activities	$368	to	$390
Less: Capital expenditures	(80)		(90)
Adjusted Free Cash Flow	$288	to	$300

(1) Deferred compensation payments related to 2020 acquisition recorded as a component of net cash provided by operating activities.

(2) Proceeds related to the sale of Architectural Specialties design center.